Exhibit 8.1

[Letterhead of Pringle & Herigstad]

OPINION RE TAX MATTERS

October 22, 2007

Investors Real Estate Trust
12 Main Street South
Minot, North Dakota  58701

We have acted as special counsel to Investors Real Estate Trust, a real estate investment trust organized under the laws of North Dakota (the “Trust), in connection with (a) the Form S-3 registration statement, File No. 333-112465 (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) of up to $150,000,000 aggregate offering price of (i) one or more series of the Trust’s preferred shares of beneficial interest and/or (ii) the Trust’s common shares of beneficial interest (“Common Shares”) and (b) up to 6,900,000 Common Shares (the “Securities”) offered as set forth in the supplement to the Prospectus dated October 18, 2007 (the “Prospectus Supplement”).

In our capacity as counsel to the Trust and for purposes of rendering this opinion, we have examined and relied upon the following: (i) the Registration Statement, (ii) the Prospectus, (iii) certificates executed by duly appointed officers of IRET Properties, a North Dakota Limited Partnership (the “Partnership”) and of  the Trust, setting forth certain factual representations, each dated October 22, 2007 (collectively, the “Officer’s Certificates”) and (iv) such other documents as we have considered relevant to our analysis.  In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

Our opinion is based on (a) our understanding of the facts as represented to us in the Officer’s Certificates and (b) the assumption that (i) the Trust and its subsidiaries have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the Trust and the Partnesrhip are operated, and will continue to be operated, in the manner described in the Officer’s Certificates, (iii) the facts contained in the supporting documents, the Registration Statement and the Prospectus are true and complete in all material respects, (iv) all representations of fact contained in the Officer’s Certificates are true and complete in all material respects and (v) any representation of fact in the Officer’s Certificates that is made “to the knowledge of” or similarly qualified is correct without such qualification.  We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Trust or for the purpose of rendering this opinion, including, without limitation, any investigation as to (i) the proper allocation of lease payments between real property and personal property, or (ii) whether the Trust owns, directly or indirectly, 10% or more of any tenant of the Trust, applying the principles of sections 856(d)(2)(B) and (d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”).  While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, we have no assurance that they are or will ultimately prove to be accurate.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion.  In particular, the qualification and taxation of the Trust as a REIT for federal income tax purposes depends upon the Trust’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code.  To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof:

1.                  The descriptions of law and the legal conclusions contained in the Prospectus and the Prospectus Supplement under the headings captioned “Additional Federal Income Tax Considerations” and “Certain Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the United States federal income tax considerations that are likely to be material to a holder of the Common Shares..

2.                  Commencing with the Company’s taxable year ended April 30, 2000 through April 30, 2007, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Code, and its organization and current and proposed method of operation (as represented in the Officer’s Certificates) will enable it to continue to so qualify for its taxable year ended April 30, 2008 and thereafter.

3.         The Partnership has, since its formation in 1997, been taxed as a partnership for federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation and will continue to be taxed as a partnership, and not as an association or publicly traded partnership taxable as a corporation for its taxable year ended April 30, 2008 and thereafter.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.  We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Trust and to such Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

PRINGLE & HERIGSTAD, P.C.

By /s/ David Hogue
David Hogue